UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): August 1, 2013

ROCK-TENN COMPANY
(Exact Name of Registrant as Specified in Charter)

Georgia	001-12613	62-0342590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

504 Thrasher Street, Norcross, Georgia 30071
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (770) 448-2193

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Chief Executive Officer

On August 2, 2013, Rock-Tenn Company (the "Company") announced that James A. Rubright, the Company's chairman and chief executive officer, will be retiring from his position as the Company's chairman and chief executive officer and will also resign as director, effective October 31, 2013. Mr. Rubright has served as chief executive officer since October 1999 and as chairman of the board since January 2000.

(c) Election of Successor Chief Executive Officer and Chief Financial Officer

On August 2, 2013, the Company announced that its board of directors has elected Steven C. Voorhees, the Company's president and chief operating officer, to succeed Mr. Rubright as the Company's chief executive officer, effective November 1, 2013. Mr. Voorhees joined the Company as chief financial officer in 2000 and became chief financial officer and chief administrative officer in 2008, and president and chief operating officer in January 2013. The Company also announced that Mr. Voorhees has been elected to the board of directors of the Company.

In addition, the Company announced that, effective September 16, 2013, Ward Dickson will serve as the Company's executive vice president and chief financial officer with responsibility for finance, information technology and procurement. Mr. Dickson is currently senior vice president of finance for the global sales and service organization of Cisco Systems, Inc. He joined Scientific-Atlanta, Inc., a provider of set-top boxes, end-to-end video distribution networks, and video integration systems, in 1991, which was subsequently acquired by Cisco in 2006. At Scientific Atlanta and Cisco, he has held the positions of manager of financial analysis, manager of corporate financial planning and analysis, controller of manufacturing and vice president of worldwide financial operations.

Upon commencement of Mr. Dickson's employment, Mr. Dickson will receive an annual salary of $550,000 and, commencing with fiscal 2014, will receive an annual bonus opportunity as a percent of salary of 70% at threshold, 90% at target and 120% at maximum, based on the achievement of operating income, cost savings and customer satisfaction objectives. He will also receive a long-term incentive award of approximately 175% of his annual salary commencing with the awards to be granted in early calendar 2014. Further, on his initial employment date, Mr. Dickson will receive a grant of 15,000 shares of restricted Class A Common Stock, 25% of which will vest based on his continued employment on each one-year anniversary of his initial employment date. Upon the commencement of his employment, provided he begins such employment on or before September 16, 2013 or on such other date as mutually agreed upon, Mr. Dickson will receive a one-time bonus of $25,000, which will be paid out at such time as the Company pays out annual bonuses to other bonus plan participants.

(d) Election of New Director

On August 2, 2013, the Company announced that Jennifer Hourihan has been elected to the board of directors of the Company. Ms. Hourihan is the chief executive officer of ORBIS International, an international nonprofit organization that works in developing countries to save sight. Ms. Hourihan served as chief financial officer of Pro Mujer International, an international development organization offering microfinance, health services and training to over 300,000 clients in Latin America. Ms. Hourihan previously served as managing director and sector head of the Paper and Forest Products Group at Bank of America Corporation and in other investment roles at Merrill Lynch and the Salomon Smith Barney unit of Citigroup Inc. Ms. Hourihan has not been appointed to any board committees at this time.

A copy of the press release issued by the Company announcing the leadership succession is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:
Exhibit No.	Description

99.1	Press Release of Rock-Tenn Company, dated August 2, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2013	ROCK-TENN COMPANY
	By:	/s/ ROBERT B. MCINTOSH Robert B. McIntosh Executive Vice President, General Counsel and Secretary